                                                                      EXHIBIT 99

[IKONICS LOGO]                                 [NEWS RELEASE LOGO]

News Contact:     BILL ULLAND                         For Immediate Release
                  Chairman, President & CEO           October 29, 2003
                  (218) 628-2217

                     IKONICS REPORTS 62% INCREASE IN PROFITS
                                FOR THIRD QUARTER

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, reported a 62% increase in profits for the third quarter of 2003 to $139,000, or $0.11 per share. Sales in the quarter were $3,062,000, a 3% increase over the third quarter of 2002.

Bill Ulland, IKONICS CEO, said that these results were led by a broad based improvement in margins related to product mix and the discontinuance of some marginally profitable business earlier in the year.

"During the quarter we introduced our reformulated RapidMask(TM) photo resist films to customers in North America and Asia. The reaction has exceeded my expectations," said Ulland. "The new RapidMask makes abrasive etching an easier process and gives our customers the ability to take etched products to a new level of quality. We are actively investigating the applications of this new technology to the architectural, gift/collectables, and signage markets."

The company's financial health continues to be excellent. Year to date, IKONICS has generated a positive net cash flow of $866,000 and now holds cash and cash equivalents of $1,250,000. "Although cash flow is affected by investments and the timing of payments, we believe these results reflect the strength of our business," said Ulland.

IKONICS stock is listed on the Nasdaq SmallCap market under the symbol IKNX.

                                      -30-

This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the company's filings with the SEC.
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                               IKONICS CORPORATION

                            STATEMENTS OF OPERATIONS
             For the Three Months Ending September 30, 2003 and 2002

                                                              THREE MONTHS ENDED
                                                              9/30/03          9/30/02
         Sales                                                $  3,061,503     $ 2,970,798
         Costs, expenses, and other income                    $  2,871,804     $ 2,844,372
                                                              ------------     -----------
         Income before income taxes                           $    189,699     $   126,426
         Federal and state income tax expense                 $     50,858     $    40,614
                                                              ------------     -----------
         Net income                                           $    138,841     $    85,812
                                                              ============     ===========
         Earnings per common share - diluted                  $       0.11     $      0.07
                                                              ============     ===========
         Average shares outstanding - diluted                    1,266,964       1,248,963


                             STATEMENTS OF CASH FLOW
             For the Nine Months Ending September 30, 2003 and 2002

                                                              9/30/03          9/30/02
         Cash flows from operating activities                 $  1,061,979     $   122,517
         Cash flows used in investing activities              $   (195,779)    $  (156,990)
         Cash flows used in financing activities              $                $   (72,492)
                                                              ------------     -----------
         Net (decrease) increase in cash and cash equivalents $    866,200     $  (106,965)
         Cash and cash equivalents at beginning of period     $    384,107     $   543,679
                                                              ------------     -----------
         Cash and cash equivalents at end of period           $  1,250,307     $   436,714
                                                              ============     ===========


                     UNAUDITED INTERIM FINANCIAL STATEMENTS